Exhibit 99.1

Cytec Announces Second Quarter 2009 Results

Reaffirms Full Year EPS Outlook

Significant Cash Flow Generation for the Quarter

WOODLAND PARK, N.J.--(BUSINESS WIRE)--July 16, 2009--Cytec Industries Inc. (NYSE:CYT) announced today a net loss for the second quarter 2009 of $24.8 million or $0.52 per share on net sales of $685 million. Included in the quarter are several special items that total $24.2 million of expense after-tax or $0.51 per share and are outlined further in this release. Excluding these special items, net loss was $0.6 million or $0.01 per diluted share.

Net earnings for the second quarter of 2008 were $56.5 million or $1.16 per diluted share on net sales of $1,006 million. Included in the 2008 quarter were several special items that totaled $2.0 million of net expense after-tax or $0.04 per diluted share. Excluding these special items, net earnings were $58.5 million or $1.20 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Sales declined across all specialty chemicals segments in the second quarter compared with the prior year due to the weak economy compounded by customer destocking activity. However, we are encouraged by our specialty chemicals sales growth of 18% from the first quarter 2009 and month-to month improvement during the second quarter, which supports our view that our customers have completed the bulk of their destocking initiatives. Engineered Materials was also impacted by the destocking actions that are ongoing within the large commercial transport sector, as well as significantly reduced build rates in the business jet and industrial sectors.

“We are making great progress in implementing our structural cost reduction programs, and these actions will have a greater favorable impact on our earnings in the second half of this year. Our actions to improve our cash flow and liquidity position also continue to move forward, with progress on cash flow generation and debt reduction exceeding our expectations. Our earnings and margins were adversely affected as we operated almost all of our plants at reduced rates due to weak demand and our own aggressive destocking actions.”

Cytec Coating Resins sales decreased 38% to $295 million; operating loss of $19.2 million.

In Coating Resins, overall selling volumes were down by 30% versus the second quarter 2008, with continued weak demand in the industrial coatings markets impacting the segment. Selling prices decreased by 3% and the impact of exchange rates decreased sales by 5%.

Operating loss of $19.2 million was down versus earnings of $21.9 million in the second quarter of 2008 principally due to the weak global economic conditions impacting volumes across all product lines in this segment. Sales in the second quarter 2009, however, are approximately 20% above the first quarter 2009 with improvements in each product line. Also adversely impacting earnings in the quarter was the impact of decreased production rates to reduce finished goods inventory.

Cytec Additive Technologies sales decreased 30% to $63 million; operating earnings decreased to $3.1 million.

In Additive Technologies, overall selling volumes were down by 27% versus the second quarter 2008, attributed mainly to weak demand in industrial markets and partly due to the exit of certain low-value product lines. Selling prices increased by 1% and the impact of exchange rates decreased sales by 4%.

Operating earnings of $3.1 million were down compared to the $6.9 million in the second quarter of 2008 mainly as a result of lower selling volumes and production rates.

Cytec In Process Separation sales decreased 23% to $58 million; operating earnings decreased to $2.1 million.

In Process Separation selling volumes were down 24% versus the second quarter 2008, primarily a result of customer destocking and lower demand in both the mining and phosphine markets. Selling prices increased by 3% and the impact of exchange rates decreased sales by 2%.

Operating earnings of $2.1 million were down compared to $10.9 million in the prior year quarter, mainly as a result of lower selling volumes and production rates.

Cytec Engineered Materials sales decreased by 21% to $178 million; operating earnings decreased to $22.1 million.

In Cytec Engineered Materials, selling volumes decreased by 22%, driven primarily by lower sales as a result of destocking by our customers who supply the large commercial transport sector, build rate reductions in business jets, and reduced sales in high performance industrial markets. Selling prices increased by 3% and the impact of exchange rates reduced sales by 2%.

Operating earnings of $22.1 million were down versus $44.8 million in the second quarter of 2008, mainly as a result of lower selling volumes and production rates.

Cytec Building Block Chemicals sales decreased by 34% to $91 million; operating earnings decreased to $1.9 million.

In Building Block Chemicals, selling prices decreased by 64% as a result of significantly lower propylene costs versus the second quarter 2008, driving down pricing for Acrylonitrile. The significant selling price reduction was partially offset by a 30% increase in selling volumes due to a major acrylonitrile outage in the prior year.

Operating earnings of $1.9 million were down compared to the $6.5 million in the prior year second quarter. The reduced earnings resulted primarily from lower selling prices driven by reductions in raw material costs.

Special Items

In the second quarter of 2009 a number of special items were recorded that resulted in a pre-tax charge of $35.6 million ($24.2 million after-tax or $0.51 per share) as follows:

- Included in manufacturing cost of sales and operating expenses is a pre-tax charge of $34.2 million ($22.8 million after-tax or $0.48 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations.

- Included in Corporate and Unallocated is a pre-tax loss of $1.4 million ($1.4 million after-tax or $0.03 per diluted share) related to the exit of the polyurethane product line in Asia. This completes the sale of this minor product line (as the sale of the European operations was completed in the first quarter of 2009).

Income Tax Expense

The tax benefit for the second quarter of 2009 was $11.4 million, compared with a tax provision of $25.8 million in the second quarter of 2008. Excluding the impact from the special items previously noted, the overall underlying tax rate for the second quarter of 2009 was 35%. The increase over the prior year’s underlying rate of 31.5% is primarily due to a greater percent of earnings in higher tax jurisdictions and limitations on certain favorable U.S. tax benefits.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $168 million for the second quarter 2009 reflecting the excellent progress from our working capital initiative. Trade accounts receivable increased by $4 million although days outstanding decreased by 5 days versus the end of the first quarter. Inventory decreased by $105 million and days on hand was reduced by 33 versus the first quarter as a result of our focused efforts to reduce inventory levels. Accounts payable increased by $33 million as we are starting to see the benefits of working in partnership with our suppliers. Capital spending for the quarter was $53 million, primarily related to Engineered Materials for both the China expansion project as well as the Carbon Fiber expansion which, as previously announced, has been temporarily halted until market conditions improve. Our capital spending will decline over the remainder of 2009 due to the completion of the China expansion project and our plans to delay completion of the carbon fiber project. Our expectation for capital expenditures for full year 2009 remains in the range of $180 million to $190 million. ”

Mr. Drillock added, “As a result of the excellent efforts from our working capital initiative, we have reduced our debt outstanding by $95 million in the second quarter and our year to date debt reduction totals $110 million.”

Cytec has taken a number of actions to enhance its liquidity in the second quarter. We amended our existing revolving credit agreement to increase the maximum permitted Total Consolidated Debt to Consolidated EBITDA ratios through March 31, 2010 and also to exclude up to $100 million of cash restructuring charges from EBITDA as it pertains to this covenant. The balance on this revolver at the end of the second quarter was $23 million, down from $114 million at the beginning of the year. In addition, as previously announced, we contributed a total of approximately 1.2 million shares of Cytec stock to our four US pension plans. This contribution increased the funded status of those plans while significantly reducing future cash contributions from the company.

More recently, we completed an offering of $250 million principal amount of 8.95% senior unsecured notes due 2017. We used most of the proceeds to purchase $235 million principal amount of our 5.5% notes maturing October 1, 2010 at 103.5% of par pursuant to a tender offer which expired on July 14, 2009. We anticipate using the remainder of the proceeds to purchase up to $15 million principal amount of our 4.6% notes maturing July 1, 2013 at 95% of par pursuant to a tender offer scheduled to expire July 28, 2009.

Mr. Drillock concluded, “We are pleased with our actions to date which have significantly enhanced our liquidity and allowed us to maintain an investment grade rating from both Moody’s and Standard & Poor’s. Our efforts on the working capital initiative continue with an emphasis on sustainability.”

2009 Outlook

Mr. Fleming explained, “While the first half of this year has been extremely challenging, we have begun to see some positive signs of demand improvement in our specialty chemical segments.” Based on our current volume projections and the progress we have made with our cost reduction actions, we affirm our recently updated guidance for 2009 full year adjusted diluted earnings per share to be in a range of $0.60 to $0.90 per share.”

In Coating Resins, we have seen demand strengthening over the first six months of 2009 and our expectation is that customers are nearing the end of their destocking activity. In addition, we will realize increasing benefits from our structural and temporary cost reduction actions in the second half of this year. As a result of these improvements, our expectations are for much improved results in the second half of 2009. Our estimate for this segment is a full year operating loss in a range of $42 to $50 million.

In Additive Technologies, we also saw volume improvements in the latter part of the quarter and combined with the continuing benefit from the prior year’s exit of low-value product lines our expectation is for full year operating earnings in a range of $8 to $12 million.

The In Process Separation business experienced significant destocking activity in the first half of this year in both the mining and phosphine markets. However, we believe this activity is near ending and expect to see improved demand in the second half of the year. Additionally, second half sales will benefit from several fill orders in the metal extraction product line and commercialization of our new product technologies in the alumina and mineral processing product lines. As a result, we estimate full year operating earnings in this segment to be in a range of $32 to $40 million.

In Engineered Materials, we are responding to the difficult market conditions by taking new, aggressive actions to realign our cost base. We have announced an 8% reduction in the workforce and initiated furloughs in the manufacturing facilities to match production with customer demand. We expect these actions to yield total annualized cost savings of $20 million with half of this achieved in 2009. Taking this into consideration as well as the continuation of destocking activities and reduced business jet demand, we expect this business to deliver full year operating earnings in a range of $100 to $105 million.

In Building Block Chemicals, we have seen demand improvements in Europe and Asia for Acrylonitrile, but margin pressures are expected to continue as propylene pricing escalates. We also expect melamine demand to remain weak during this recessionary period. Therefore, we expect full year operating earnings to be about $5 million for this segment.

Our guidance for Corporate and Unallocated is an expense of approximately $20 million for the year, and interest expense, net, is expected to be about $33 million which takes into account the recently completed debt offering and our expectations for the tender offer. Our forecast for our underlying annual tax rate for ongoing operations is expected to be approximately 34% to 35%.

In closing, Mr. Fleming commented, “Our confidence in the positive secular growth trends of higher composites and adhesives content in aerospace applications, increased use of environmentally friendly coating resins, and increased base metal demand resulting from global infrastructure build remains intact. We have been successful in the first half of the year capturing new business in the coatings, mining and aerospace markets with our new product and applications technologies that create enhanced value for our customers. We expect much of this new business to have a positive impact on our second half sales. The ongoing restructuring initiatives we have implemented will benefit operating earnings in the quarters ahead, and our expectation for the rest of 2009 is for modest demand improvement in our Specialty Chemicals businesses. We expect our strong cash flow performance, driven by our working capital initiatives, to continue throughout 2009 and to be sustainable going forward. As we work through this challenging period, our goal, as always, is to deliver increasingly favorable returns for our shareholders.”

Six Month Results

Net loss for the six months ended June 30, 2009 was $24.9 million or $0.52 per diluted share on sales of $1,297 million. Included in the results for the six months were (a) pre-tax net restructuring charges of $37.4 million ($25.0 million after-tax or $0.52 per diluted share), and (b) pre-tax charges of $1.4 million ($1.9 million after-tax or $0.04 per diluted share) for the exit of the polyurethanes product line. Excluding these items, net earnings were $2 million or $0.04 per diluted share.

Net earnings for the six months ended June 30, 2008 were $105.7 million or $2.17 per diluted share on sales of $1,979 million. Included in the results for the six months were (a) pre-tax net restructuring charges of $5.0 million ($3.6 million after-tax or $0.07 per diluted share), and (b) a pre-tax charge of $2.8 million ($1.8 million after-tax or $0.04 per diluted share) for accelerated depreciation of our Pampa site. Excluding these items, net earnings were $111.1 million or $2.28 per diluted share.

Investor Conference Call to be Held on July 17, 2009 at 11:00am ET

Cytec will host their second quarter earnings release conference call on July 17, 2009 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net sales	$ 685.3	$ 1,005.8	$ 1,297.3	$ 1,978.8
Manufacturing cost of sales	603.0	796.2	1,100.8	1,568.8
Selling and technical services	50.6	60.1	100.0	118.7
Research and process development	21.0	21.7	38.9	43.4
Administrative and general	30.8	29.8	60.4	58.8
Amortization of acquisition intangibles	9.4	10.3	18.6	20.4
(Loss)/gain on sale of assets	(1.4)	-	0.2	-
(Loss)/earnings from operations	(30.9)	87.7	(21.2)	168.7
Other (expense)/ income, net	(0.1)	3.7	(3.3)	3.9
Equity in earnings of associated companies	0.3	0.5	0.5	1.0
Interest expense, net	5.1	9.3	10.7	19.1
(Loss)/earnings before income taxes	(35.8)	82.6	(34.7)	154.5
Income tax (benefit)/provision	(11.4)	25.8	(10.4)	48.0
Net (loss)/earnings	$ (24.4)	$ 56.8	$ (24.3)	$ 106.5
Less: Net earnings attributable to noncontrolling interests	(0.4)	(0.3)	(0.6)	(0.8)
Net (loss)/earnings attributable to Cytec Industries Inc.	$ (24.8)	$ 56.5	$ (24.9)	$ 105.7

(Loss)/earnings per share attributable to Cytec Industries Inc.
Basic (loss)/earnings per common share	$ (0.52)	$ 1.18	$ (0.52)	$ 2.20
Diluted (loss)/earnings per common share	$ (0.52)	$ 1.16	$ (0.52)	$ 2.17

Dividends per common share	$ 0.0125	$ 0.1250	$ 0.1375	$ 0.2500

Weighted average shares outstanding (in thousands):
Basic	48,154	47,972	47,818	47,978
Diluted	48,154	48,824	47,818	48,802

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net Sales:
Coating Resins	$295.3	$477.3	$542.0	$930.0
Additive Technologies
Sales to external customers	62.9	90.2	113.8	170.4
Intersegment sales	0.2	0.5	0.2	0.8
In Process Separation	58.0	75.6	113.9	141.9
Engineered Materials	178.3	224.8	369.9	457.8
Building Block Chemicals
Sales to external customers	90.8	137.9	157.7	278.7
Intersegment sales	6.8	6.6	11.7	12.3
Net sales from segments	692.3	1,012.9	1,309.2	1,991.9
Elimination of intersegment revenue	(7.0)	(7.1)	(11.9)	(13.1)
Total consolidated net sales	$685.3	$1,005.8	$1,297.3	$1,978.8

	Three months ended June 30,				Six months ended June 30,
		% of		% of		% of		% of
	2009	Sales	2008	Sales	2009	Sales	2008	Sales
(Loss)/earnings from operations:
Coating Resins (1)	$(19.2)	-7%	$21.9	5%	$(39.5)	-7%	$41.2	4%
Additive Technologies	3.1	5%	6.9	8%	3.6	3%	12.1	7%
In Process Separation	2.1	4%	10.9	14%	6.8	6%	17.2	12%
Engineered Materials	22.1	12%	44.8	20%	55.2	15%	92.8	20%
Building Block Chemicals	1.9	2%	6.5	4%	5.1	3%	12.4	4%

Earnings from segments	10.0	1%	91.0	9%	31.2	2%	175.7	9%
Corporate and Unallocated, net (2)	(40.9)		(3.3)		(52.4)		(7.0)

Total (loss)/earnings from operations	$(30.9)	-5%	$87.7	9%	$(21.2)	-2%	$168.7	9%

(1) 2008 includes pre-tax charges of $1.4 and $2.8 for the three and six months ended June 30, 2008, respectively, for incremental accelerated depreciation in relation to our decision to exit Radcure manufacturing at our leased facility in Pampa, Texas.

(2) For the three and six months ended June 30, 2009, Corporate and Unallocated includes pre-tax charges of $34.2 and $37.4, respectively, for various manufacturing and organizational restructuring initiatives across our Specialty Chemical and Engineered Materials segments and organizational restructuring activities within corporate operations. Also for the three and six months ended June 30, 2009, Corporate and Unallocated includes pre-tax net charges of $1.4 and $1.4, respectively, related to the exit of our polyurethane product line in Europe and Asia. For the three and six months ended June 30, 2008, Corporate and Unallocated includes pre-tax charges of $1.6 and $5.0, respectively, for additional restructuring costs primarily associated with manufacturing operations in West Virginia, Connecticut, France, and various organizational restructuring initiatives across the Specialty Chemical segments.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended June 30, 2009			Six Months Ended June 30, 2009

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	-30%	-3%	-5%	-37%	-1%	-4%
Additive Technologies	-27%	1%	-4%	-30%	1%	-4%
In-Process Separation	-24%	3%	-2%	-25%	8%	-3%
Engineered Materials	-22%	3%	-2%	-20%	3%	-2%
Building Block Chemicals	30%	-64%	0%	5%	-48%	0%
Total Cytec	-20%	-9%	-3%	-25%	-6%	-3%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions, except per share amounts)

	June 30,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$ 62.2	$ 55.3
Trade accounts receivable, less allowance for doubtful accounts of $4.4 and $6.2 at June 30, 2009 and December 31, 2008, respectively	408.6	448.8
Other accounts receivable	52.2	81.2
Inventories	421.4	569.4
Deferred income taxes	3.8	13.8
Other current assets	27.2	19.4
Total current assets	975.4	1,187.9

Investment in associated companies	21.6	22.1

Plants, equipment and facilities, at cost	2,236.1	2,136.1
Less: accumulated depreciation	(1,061.0)	(1,019.8)
Net plant investment	1,175.1	1,116.3
Acquisition intangibles, net of accumulated amortization of $191.5 and $171.3 at June 30, 2009 and December 31, 2008, respectively	412.1	430.8
Goodwill	695.5	693.7
Deferred income taxes	80.6	43.3
Other assets	146.4	131.5
Total assets	$3,506.7	$ 3,625.6

Liabilities
Current liabilities
Accounts payable	$ 241.8	$ 249.4
Short-term borrowings	22.0	41.0
Current maturities of long-term debt	1.4	1.4
Accrued expenses	189.3	190.1
Income taxes payable	1.6	12.5
Deferred income taxes	36.0	12.8
Total current liabilities	492.1	507.2
Long-term debt	713.9	806.4
Pension and other postretirement benefit liabilities	402.7	436.3
Other noncurrent liabilities	333.6	300.1
Deferred income taxes	72.3	96.8

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,316,913 in 2009 and 48,132,640 shares in 2008	0.5	0.5
Additional paid-in capital	457.8	437.1
Retained earnings	1,102.0	1,133.5
Accumulated other comprehensive loss	(22.7)	(39.2)
Treasury stock, at cost, 934,674 shares in 2009 and 1,069,423 shares in 2008	(50.0)	(57.2)
Total Cytec Industries Inc. stockholders’ equity	1,487.6	1,474.7

Noncontrolling interests	4.5	4.1

Total equity	1,492.1	1,478.8

Total liabilities and equity	$3,506.7	$3,625.6

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Six Months Ended June 30,
	2009	2008

Cash flows provided by (used in) operating activities
Net (loss)/earnings	$(24.9)	$105.7
Noncash items included in net (loss)/earnings:
Depreciation	55.2	56.5
Amortization	21.7	23.6
Share-based compensation	4.1	5.4
Deferred income taxes	(21.8)	13.0
Gain on sale of assets	(0.2)	-
Unrealized (gain)/loss on derivative instruments	(7.4)	2.4
Other	0.5	1.4
Changes in operating assets and liabilities:
Trade accounts receivable	49.2	(70.6)
Other receivables	27.7	(6.4)
Inventories	149.4	(48.9)
Other assets	(14.9)	(9.8)
Accounts payable	(0.4)	41.3
Accrued expenses	9.8	(18.6)
Income taxes payable	(11.1)	1.5
Other liabilities	(6.7)	(14.5)
Net cash provided by operating activities	230.2	82.0
Cash flows (used in) provided by investing activities
Additions to plants, equipment and facilities	(116.3)	(69.9)
Net proceeds received/(paid) on sale of assets	7.0	(4.7)
Net cash used in investing activities	(109.3)	(74.6)
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	108.0	128.1
Payments on long-term debt	(200.3)	(147.1)
Change in short-term borrowings, net	(17.8)	(7.6)
Cash dividends	(6.5)	(11.9)
Proceeds from the exercise of stock options	1.5	8.5
Purchase of treasury stock	-	(19.5)
Excess tax benefits from share-based payment arrangements	(0.2)	2.4
Other	0.4	0.1
Net cash used in financing activities	(114.9)	(47.0)
Effect of currency rate changes on cash and cash equivalents	0.9	2.7
Increase/(decrease) in cash and cash equivalents	6.9	(36.9)
Cash and cash equivalents, beginning of period	55.3	76.8
Cash and cash equivalents, end of period	$ 62.2	$ 39.9

Cytec Industries Inc. and Subsidiaries Reconciliation of GAAP and Non-GAAP Measures Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2009
	Net (Loss)	Diluted EPS
GAAP Net Loss	$(24.8)	$(0.52)
- Net restructuring charges	22.8	0.48
- Loss on disposal of assets	1.4	0.03
Non-GAAP Net Loss	$(0.6)	$(0.01)

Three Months Ended June 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$56.5	$1.16
- Net restructuring charge	1.1	0.02
- Pampa accelerated depreciation charge	0.9	0.02
Non-GAAP Net Earnings	$58.5	$1.20

Cytec Industries Inc. and Subsidiaries Reconciliation of GAAP and Non-GAAP Measures (Cont’d) Amounts in millions except per share amounts

Six Months Ended June 30, 2009
	Net Earnings (Loss)	Diluted EPS
GAAP Net Loss	$(24.9)	$(0.52)
- Net restructuring charges	25.0	0.52
- Loss on disposal of assets and other related exit costs	1.9	0.04
Non-GAAP Net Earnings	$2.0	$0.04

Six Months Ended June 30, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$105.7	$2.17
- Net restructuring charge	3.6	0.07
- Pampa accelerated depreciation charge	1.8	0.04
Non GAAP Net Earnings	$111.1	$2.28

CONTACT:
Cytec Industries Inc.
Jodi A. Allen, 973-357-3283